Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 7, 2005 relating to the consolidated financial statements and financial statement schedule of Maxim Integrated Products, Inc. and its subsidiaries (collectively the “Company”) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended June 25, 2005.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 30, 2006